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                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Silicon Valley Bancshares:


We consent to incorporation by reference in the registration statement dated June 21, 1995 on Form S-8 of Silicon Valley Bancshares of our report dated January 20, 1995, relating to the consolidated balance sheet of Silicon Valley Bancshares and subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1994, which report appears in the December 31, 1994, annual report on Form 10-K of Silicon Valley Bancshares.

Our report dated January 20, 1995, contains an explanatory paragraph for the adoption of Statement of Financial Accountings Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, in 1994.





KPMG PEAT MARWICK LLP


San Jose, California
June 20, 1995